EXHIBIT 5.1

Suite 2800, 1100 Peachtree Street NE

Atlanta, GA 30309-4528

t 404 815 6500  f 404 815 6555

December 5, 2017

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, Georgia 30354

            Re:    Offering Pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Delta Air Lines, Inc., a Delaware corporation (“Delta”), in connection with the public offering by Delta of $450,000,000 aggregate principal amount of its 2.600% Notes due 2020 (the “Notes”). The Notes will be issued pursuant to an indenture dated as of March 6, 2017 (the “Base Indenture”) by and between Delta, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), as amended by a Second Supplemental Indenture dated the date hereof (together with the Base Indenture, the “Indenture”). The offer and sale of Notes have been registered pursuant to Delta’s Registration Statement on Form S-3 (File No. 333-216463) (the “Registration Statement”) filed on March 6, 2017 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”). Delta has entered into an Underwriting Agreement dated November 28, 2017 with Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and U.S. Bancorp Investments, Inc., for themselves and on behalf of the Underwriters listed on Schedule 1 thereto (the “Underwriting Agreement”), relating to the sale of the Notes.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, certificates of corporate officers and government officials, instruments and other documents, as we have deemed necessary or appropriate for purposes of this opinion. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of Delta and others, without independent verification of their accuracy.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto (other than Delta) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Delta Air Lines, Inc.

December 5, 2017

In rendering our opinions below, we have also assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (v) the Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Notes, when executed by Delta and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered and paid for as provided in the Underwriting Agreement, will be legal, valid and binding obligations of Delta, enforceable against Delta in accordance with their terms.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the General Corporation Law of the State of Delaware (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law) and the laws of the State of New York. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Our opinions set forth above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith fair dealing and reasonableness in the interpretation and enforcement of contracts and the discretion of the court before which any proceeding may be brought, and the application of such principles to limit the availability of equitable remedies such as specific performance.

This opinion has been prepared for your use in connection with the offer and sale of the Notes pursuant to the registration requirements of the 1933 Act. We consent to your filing this opinion as an exhibit to Delta’s Current Report on Form 8-K, filed December 5, 2017, which is incorporated by reference in the Registration Statement, and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Delta Air Lines, Inc.

December 5, 2017

In giving the opinions set forth above we have relied upon the opinion letter, dated as of the date hereof, of Alan T. Rosselot, Esq., Assistant General Counsel of Delta, as to all matters covered thereby. Accordingly, the opinions set forth above are subject to the limitations, assumptions and qualifications set forth in such other opinion letter.

Very truly yours, KILPATRICK TOWNSEND & STOCKTON LLP

By:	W. Benjamin Barkley
W. Benjamin Barkley, a Partner